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                                                                    Exhibit 4.13

                                                                  ARIMETCO, INC.
                                                            8040 South Kolb Road
                                                                Tucson, AZ 85706
                                                        Telephone (520) 889-2040
                                                        Facsimile (520) 889-2733
                                                         E-mail: rshipes@msn.com

                                October 14, 2004

Nord Resources Corporation
3048 N. Seven Dash Rod., P.O. Box 384
Dragoon, AZ 85609

Dear Sir/Madam:

Nord Resources Corporation (the "Company") has advised Arimetco, Inc. (the "Lender"), that it intends to pay off the obligations of the Company to the Lender under that certain Promissory Note, in the aggregate principal amount of $1,550,000.00, dated June 8, 1999 (as amended, supplemented or otherwise modified prior to the date hereof, the "Note"). The amount required to payoff the Lender (the "Pay Off Amount") as of October 14, 2004 (the "Pay Off Date") in respect of all outstanding principal and accrued interest and fees owing by the Company under the Note, is as follows:

Principal        $602,382.43
Interest         $225,732.28
Fees             $         0
PAY OFF AMOUNT   $828,114.71

Per diem interest continues to accrue on the Note at a rate of $180.95 per day. This letter is issued on the understanding that the Company will not seek to borrow any further amounts under the Note. Funds should be wired as follows:

          Name of Bank: Bank of America, NA
                        Midvale Park Branch
                        1601 W. Valencia
                        Tucson, AZ 85706

                        ABA No.: ABA 02600559593
                        Account No.: 004656445646
                        Attention:
                        Reference: Arimetco, Inc.
                        Contact:
                        Telephone No.: 520.295.5105

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                                      -2-


Upon receipt of the Pay Off Amount, together with a copy of this letter signed by you, all obligations of the Company to the Lender shall have been satisfied in full. Upon receipt of the Pay Off Amount, the Lender will release its security interest and liens on the assets of the Company and provide you with such UCC terminations, mortgage discharges or other release documents as you may reasonably request.

Sincerely,

ARIMETCO, INC.


By: /s/ H.R. Shipes
    ---------------------------------
Name: H.R. Shipes
Title: President


ACCEPTED AND AGREED:

NORD RESOURCES CORPORATION


By: /s/ Erland Anderson
    ---------------------------------
Name: Erland Anderson
Title: President